____________________

SHARE PURCHASE AGREEMENT

____________________

by and among

ALACER GOLD CORP. S.À R.L.,

CENGIZ HOLDING A.Ş.

and

SSR MINING INC.

Dated as of March 24, 2026

TABLE OF CONTENTS

i

ii

SCHEDULES

Schedule 1.1 Acquired Subsidiaries

Schedule 3.3(b) Acquired Subsidiaries Equity Interests

Schedule 5.1 Exceptions to Conduct of Business

Schedule 6.1(a)(i) Required Governmental Consents

Schedule 6.1(a)(ii) Required Third Party Consents

Schedule 10.1 Seller Bank Account

EXHIBITS

Exhibit A Memorandum of Understanding

Exhibit B Total Financial Adjustment Amount Calculation Form

Exhibit C Form of Assignment and Assumption Agreement

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TABLE OF DEFINED TERMS

Accounting Firm’s Report	10	Outside Date	22
Acquired Companies	2	Parties	1
Acquired Subsidiaries	2	Party	1
Affiliate	2	Person	3
Agreement	1	Post-Closing Total Financial Adjustment Amount Calculation Form	9
Alacer Gold Holdings	1	Pre-Closing Period	14
AML	13	Purchase Price	6
Anagold	2	Purchased Shares	1
ATF	13	Purchaser	1
Business Day	2	Purchaser AcquireCo	26
Cengiz Holding	1	Purchaser Covered Persons	14
Closing	6	RCS	3
Closing Date	6	Released Parties	21
Closing Payment	6	Representatives	3
Company	1	Resolution Period	10
Confidentiality Agreement	16	Retained Affiliates	3
Contract	2	Retained Claims	4
Çöpler Incident	2	Retained Names	17
Data Room	2	Review Period	9
Deposit	1	Rules	27
Disclosure Exceptions	16	Sale	6
Disputed Items	10	Sanctions	13
Equity Interests	2	Seller	1
Escrow Agent	1	Seller Covered Persons	13
Escrow Agreement	1	Seller-Determined Total Financial Adjustment Amount	6
Escrow Funds Amount	3	Services Agreement	4
Governmental Authority	3	Share Transfer Agreement	4
Governmental Order	3	SSR Mining	1
IFRS	3	SSR Signing Representations	4
Law	3	Subsidiary	4
Legal Proceeding	3	Tax	4
Liabilities	3	Taxes	4
Lien	3	Total Financial Adjustment Amount	4
MoU	1	Total Financial Adjustment Amount Calculation Form	5
Neutral Accounting Firm	3	Unpaid Pre-Closing Fine Amount	5
Notice of Disagreement	9	Unresolved Objections	10
OFAC	13	Updated Total Financial Adjustment Amount Calculation Form	6

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of March 24, 2026 (this “Agreement”), has been entered into by and among Alacer Gold Corp. S.à r.l., a limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg with registered office at 5, Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg, and registered with the RCS under number B174377 (the “Seller”), Cengiz Holding A.Ş., a joint stock corporation (anonim şirket) organized under the laws of the Republic of Türkiye (“Cengiz Holding” or the “Purchaser”), and SSR Mining Inc., a corporation organized under the laws of the Province of British Columbia (“SSR Mining”). The Purchaser, the Seller and SSR Mining are herein collectively referred to as the “Parties” and each, individually, as a “Party”.

RECITALS

WHEREAS, the Seller is the owner of 5,866,800 shares (the “Purchased Shares”), par value TL 25 per share, of Alacer Gold Madencilik A.Ş., a joint stock corporation (anonim şirket) organized under the laws of the Republic of Türkiye (the “Company”);

WHEREAS, (i) on March 3, 2026, Cengiz Holding, SSR Mining and Alacer Gold Holdings Corp. S.à r.l., a limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg with registered office at 5, Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg, and registered with the RCS under number B174136 (the direct parent company of the Seller) (“Alacer Gold Holdings”), entered into that certain binding Memorandum of Understanding (the “MoU”), a copy of which is attached as Exhibit A, pursuant to which the Parties agreed that the Seller would sell, transfer and assign to the Purchaser, and the Purchaser would purchase and acquire from the Seller, the Purchased Shares, and (ii) on March 16, 2026, in accordance with the terms of the MoU, the Purchaser deposited $100,000,000 as a deposit (the “Deposit”) with respect to the transactions contemplated by the MoU and this Agreement pursuant to an Escrow Agreement, dated as of March 12, 2026 (the “Escrow Agreement”), by and among SSR Mining (an indirect parent company of the Seller), Alacer Gold Holdings, Cengiz Holding and The Law Debenture Trust Corporation p.l.c. (the “Escrow Agent”); and

WHEREAS, the Parties have now entered into this Agreement to implement their agreements set forth in the MoU.

NOW, THEREFORE, in consideration of the foregoing and the warranties, agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

Article I
Definitions

Section 1.1           Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meaning:

“Acquired Companies” means the Company and the Acquired Subsidiaries.

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“Acquired Subsidiaries” means the entities set forth on Schedule 1.1.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The word “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Anagold” means Anagold Madencilik Sanayi ve Ticaret A.Ş., a joint stock corporation (anonim şirket) organized under the laws of the Republic of Türkiye and an Acquired Subsidiary.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in London, England, Istanbul, Turkey, or Luxembourg, Grand Duchy of Luxembourg.

“Contract” means any written contract, agreement, instrument, license, sublicense, lease, sublease, commitment or purchase order.

“Çöpler Incident” means the significant slip on the heap leach pad that occurred at the Çöpler gold mine on or about February 13, 2024.

“Data Room” means the virtual data room entitled “Project Crescent” made available by the Seller on a platform hosted by DFIN Venue.

“Equity Interests” means, with respect to any Person, (a) any shares of common stock or preferred stock (or any series thereof), any ordinary shares or preferred shares and any other equity securities, capital stock of such Person or any partnership, limited liability company, membership or similar interests in such Person, (b) any securities that are directly or indirectly convertible, exchangeable or exercisable into any such stock, shares, securities or interests, including any option, warrant or other right that would entitle any other Person to acquire any such stock, shares, securities or interests in such Person or (c) or any right that entitles any other Person to share in the equity, profits, earnings, losses or gains of such first Person (including stock appreciation, phantom stock, profit participation or other similar rights), in each case, however described and whether voting or non-voting.

“Escrow Funds Amount” means the amount of the Deposit plus any interest accrued thereon.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court or arbitral tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board and in effect from time to time.

“Law” means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Authority.

“Legal Proceeding” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or known or unknown, including those arising under any Contract, Law, Legal Proceeding or Governmental Order.

“Lien” means any mortgage, pledge, security interest, attachment, encumbrance, lien or charge of any kind or right of others of any similar nature (excluding any (i) restrictions on transfer of securities imposed by applicable state, national or federal securities Laws and (ii) licenses or other permissions to use intellectual property rights).

“Neutral Accounting Firm” means Deloitte & Touche LLP or such other independent, internationally recognized public accounting firm to be mutually agreed by the Purchaser and the Seller; provided that the team at such accounting firm dedicated to the transactions contemplated by this Agreement shall be independent from the Purchaser, the Seller and their respective Affiliates.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint enterprise, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“RCS” means the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg).

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.

“Retained Affiliates” means each Affiliate of the Seller other than the Acquired Companies.

“Retained Claims” means that certain outstanding environmental insurance claim made by Anagold against Ray Sigorta AS under the Environmental Liability Insurance Policy (No. 303-72479040/4-0), which is reinsured by Scor’s Channel Syndicate 2015 pursuant to an Environmental Liability Reinsurance (UMR BB0509BOWCI2350626), along with related excess environmental liability insurance policies in connection with the Çöpler Incident (and any rights to pursue such insurance claim under such policies).

“Services Agreement” means a transition services agreement, in a form mutually acceptable to the Parties, to be entered into at the Closing by and among the Seller or one or more of its Retained Affiliates, on the one hand, and one or more Acquired Companies, on the other hand, pursuant to which, following the Closing, to the extent needed, Retained Affiliates will continue to perform certain services to the Acquired Companies.

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“Share Transfer Agreement” means the share transfer agreement, in a customary form reasonably acceptable to the Parties, to be executed at the Closing by the Seller and the Purchaser for the sole purpose of assigning, transferring and conveying legal title to the Purchased Shares from the Seller to the Purchaser (provided that such share transfer agreement shall, solely for purposes of acknowledging notice of its execution, also be countersigned by the Company).

“SSR Signing Representations” has the meaning ascribed to such term in the MoU.

“Subsidiary” of any Person means any other Person of which (a) such first Person owns, at the time of determination, either directly or indirectly, more than fifty percent (50%) of the outstanding voting stock of, or other equity interests in, such other Person, or (b) such first Person or any Person referred to in clause (a) is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company).

“Tax” or “Taxes” means (a) all U.S. and non-U.S. federal, state, local or foreign taxes, duties, levies, customs and other similar fees, assessments and charges, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (b) all interest, penalties, fines, additions to tax or other additions that may become payable in respect thereof, imposed by any Governmental Authority.

“Total Financial Adjustment Amount” means, with respect to any particular time, the “Total Financial Adjustment Amount” to be calculated in accordance with the Total Financial Adjustment Amount Calculation Form (i.e., the sum of all other line items in the right column) with respect to such time; provided that the Total Financial Adjustment Amount shall be calculated applying the same accounting principles, and shall include the same type of current assets and current liabilities, as the illustrative calculation of the Total Financial Adjustment Amount and its components as of February 28, 2026, set forth in the left column of the Total Financial Adjustment Amount Calculation Form.

“Total Financial Adjustment Amount Calculation Form” means the form attached as Exhibit B (which sets forth, with respect to the Acquired Companies, an illustrative calculation of the Total Financial Adjustment Amount and its components as of February 28, 2026, determined on a consolidated basis).

“Unpaid Pre-Closing Fine Amount” means an amount equal to the Company’s applicable pro rata portion of any fines, penalties or charges legally assessed by the Turkish Ministry of Environment against Anagold prior to the Closing Date related to the Çöpler Incident, in each case, to the extent any such fine or penalty remains unpaid as of the Closing. For purposes of this definition, pro rata portion shall refer to the percentage of the common ownership interests held by the Company in Anagold.

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Section 1.2           Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)            when a reference is made to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)            whenever the words “include”, “includes” or “including” are used, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)            all defined terms have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)            the defined terms are applicable to the singular as well as the plural forms of such terms;

(g)           references to a Person are also to its successors and permitted assigns;

(h)           references to any statute shall be deemed to refer to such statute as amended from time to time (including any successor statute) and to any rules or regulations promulgated thereunder;

(i)             references to “USD” and “$” and unqualified references to “dollars” refer to United States dollars;

(j)             references to “day” or “days” are to calendar days;

(k)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(l)             when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

Article II
Purchase and Sale

Section 2.1           The Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire, receive and accept from the Seller, all of the Purchased Shares (together with any and all rights attached or accruing to the Purchased Shares, including the right to receive dividends declared, but not paid prior, to the Closing), free and clear of any Liens (the “Sale”).

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Section 2.2           The Purchase Price. The amount payable by the Purchaser at the Closing (the “Closing Payment”) shall be an amount equal to (i) $1,500,000,000, plus (ii) the Seller-Determined Total Financial Adjustment Amount (which may be a negative amount), minus (iii) the Unpaid Pre-Closing Fine Amount (if any). The purchase price (the “Purchase Price”) for the Purchased Shares shall be an amount equal to the Closing Payment, as it may be adjusted, with respect to the Total Financial Adjustment Amount, pursuant to Section 2.5(c).

Section 2.3           Closing.

(a)            The closing (the “Closing”) of the Sale shall take place (i) through the remote exchange of documents at 8:00 am Central European Daylight Time on the day that is the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions), or (ii) at such other time, date and place as the Seller and the Purchaser may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b)           No more than ten (10) days prior to the Closing Date, the Seller shall deliver to the Purchaser an updated version of the Total Financial Adjustment Amount Calculation Form (the “Updated Total Financial Adjustment Amount Calculation Form”) setting forth the Seller’s reasonable and good faith determinations of the financial information of the type set forth in Total Financial Adjustment Amount Calculation Form, including the Total Financial Adjustment Amount (the “Seller-Determined Total Financial Adjustment Amount”), in each case, updated as of the end of the calendar month immediately prior to the Closing or to the extent practicable as of the Closing Date. The Updated Total Financial Adjustment Amount Calculation Form (and the Post-Closing Total Financial Adjustment Amount Calculation Form) shall be in accordance with IFRS (except as specifically noted otherwise in the Total Financial Adjustment Amount Calculation Form) and shall be prepared using the same accounting principles as those applied in the illustrative sample calculation in the Total Financial Adjustment Amount Calculation Form. For the avoidance of doubt, the Parties acknowledge and agree that only certain assets, financial indebtedness and outstanding liabilities to vendors engaged by the Acquired Companies are included in the Total Adjustment Amount Calculation Form and that the Updated Total Financial Adjustment Amount Calculation Form (and the Post-Closing Total Financial Adjustment Amount Calculation Form and the calculation of the Total Financial Adjustment Amount) will not include other items that are required to be disclosed as liabilities under financial statements (including, without limitation, deferred income and mineral tax liabilities, anticipated reclamation and mine closure costs or operating lease liabilities and finance lease liabilities necessary for the operation of the Çöpler mine). Together with the delivery of the Updated Total Financial Adjustment Amount Calculation Form, the Seller shall give notice to the Purchaser of the Unpaid Pre-Closing Fine Amount (if any) (and, if following such notification and prior to the Closing, the Unpaid Pre-Closing Fine Amount changes, the Seller shall promptly notify the Purchaser of any such change).

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Section 2.4           Closing Deliveries.

(a)            At the Closing, the Purchaser shall deliver to the Seller by wire transfer in immediately available funds an amount equal to (i) the Closing Payment less (ii) any Escrow Funds Amount received by Alacer Gold Holdings or the Seller pursuant to Section 2.4(e)(ii).

(b)           At or prior to the Closing, the Seller shall deliver to the Purchaser (or the Purchaser’s designees, as applicable):

(i)             a copy of the executed resolutions of the board of managers of the Seller approving the Sale and the execution by the Seller of any necessary documents in relation to the sale and transfer of the Purchased Shares in accordance with this Agreement and any other documents referred to in this Agreement as being required to be executed by the Seller upon Closing;

(ii)           a copy of the executed resolutions of the board of directors of the Company approving the Sale and the execution by the Company of any necessary documents in relation to the purchase and transfer of the Purchased Shares from the Seller in accordance with this Agreement and any other documents referred to in this Agreement as being required to be executed by the Company upon Closing;

(iii)         copies of resignation letters from, or other evidence of removal of, any director of any Acquired Company who is an employee of the Seller or its Retained Affiliates;

(iv)          (A) a copy of the shareholders’ resolutions adopted by the Seller (as the sole shareholder of the Company) (I) acknowledging and accepting the resignation of, and granting discharge to, each of the directors of the Company and (II) electing, with effect as of the Closing Date, those persons as new directors of the Company who have been designated by the Purchaser to the Seller at least three (3) Business Days prior to the Closing, and (B) copies of all applicable documents necessary to designate as directors of the Acquired Subsidiaries (that the Company is entitled to designate pursuant to the applicable governing documents of such Acquired Subsidiaries) any persons that are designated by the Purchaser to the Seller at least three (3) Business Days prior to Closing;

(v)           one or more share certificates (nama yazılı pay senedi) representing the Purchased Shares, duly endorsed by the Seller, to ensure that the Purchaser becomes the legal owner of the Purchased Shares at the Closing;

(vi)          copies of the executed resolutions of the board of directors of the Company that are required to enable the Purchaser to convene and hold a completion general assembly meeting;

(vii)        all statutory legal and accounting books and records of the Company and the Acquired Subsidiaries other than Tuncpinar Madencilik Sanayi ve Ticaret A.Ş., including board of directors minutes ledger, general assembly minutes ledger and share ledger;

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(viii)      all access credentials, user accounts, authorizations, and control over the Company’s and, to the extent in the possession or control of the Seller and its Affiliates, the Acquired Subsidiaries’ electronic systems and platforms, including without limitation, MERSİS, UETS; KEP and tax administration portals;

(ix)          a USB drive containing a copy of all of the contents of the Data Room as of the date falling two (2) Business Days prior to the date of this Agreement;

(x)           a copy of the Services Agreement, duly executed by all of the parties thereto;

(xi)          a receipt for the Purchase Price received by the Seller; and

(xii)        all other documents as may be required under applicable Law and the Company’s articles of association for the due completion of the Sale and the full transfer of the Purchased Shares to the Purchaser.

(c)            At the Closing, the Purchaser shall:

(i)             deliver a copy of the corporate approvals of the Purchaser approving the entry into the Agreement and authorizing the Closing of the Sale and the performance of the Purchaser’s obligations under this Agreement;

(ii)           record the Company’s new shareholding structure in the Company’s share ledger; and

(iii)         procure that the Company duly adopts all necessary board resolutions in connection with the notifications to be made under Articles 198 and 338 of the Turkish Commercial Code.

(d)           At the Closing, (i) the Seller and the Purchaser shall enter into the Share Transfer Agreement and (ii) the Seller shall cause the Company to countersign the Share Transfer Agreement solely for purposes of acknowledging notice of its execution.

(e)            Concurrently with the Closing, SSR Mining and Cengiz Holding shall deliver instructions to the Escrow Agent to release the Escrow Funds Amount to either (i) Cengiz Holding or (ii) if Cengiz Holding elects no later than two (2) Business Days prior to the Closing by written notice to the Seller, (A) Alacer Gold Holdings, or (B) the Seller, if the Escrow Agreement has been amended prior to the Closing to add the Seller as a party.

Section 2.5           Determination of the Post-Closing Total Financial Adjustment Amount.

(a)            Within 45 days following the Closing, the Purchaser shall deliver to the Seller a statement setting forth an updated version of the Total Financial Adjustment Amount Calculation Form (such updated version, the “Post-Closing Total Financial Adjustment Amount Calculation Form”) setting forth the Purchaser’s reasonable and good faith determinations of the financial information of the type set forth in Total Financial Adjustment Amount Calculation Form, including the Purchaser’s determination of the Total Financial

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Adjustment Amount, in each case, updated as of the Closing. The Post-Closing Total Financial Adjustment Amount Calculation Form and its components shall be prepared in a manner consistent with the Total Financial Adjustment Amount Calculation Form and the other principles set forth in Section 2.3(b). If the Purchaser does not deliver the Post-Closing Total Financial Adjustment Amount Calculation Form within the aforementioned 45-day period in accordance with this Section 2.5(a), then the Closing Payment shall be deemed to be the Purchase Price and there will be no adjustment pursuant to this Section 2.5(a).

(b)           The following procedures shall apply with respect to the review of the Post-Closing Total Financial Adjustment Amount Calculation Form:

(i)             The Seller shall have a period of 30 days following the date of receipt by the Seller of the Post-Closing Total Financial Adjustment Amount Calculation Form for its review thereof (the “Review Period”). During the Review Period, the Purchaser shall provide to the Seller and its Representatives reasonable access during normal business hours to relevant personnel and Representatives of the Purchaser and its Affiliates (including the Acquired Companies), relevant financial information of the Acquired Companies and other items reasonably requested by the Seller in connection with the Seller’s review of the Post-Closing Total Financial Adjustment Amount Calculation Form and any dispute with respect thereto as contemplated by this Section 2.5. Notwithstanding anything to the contrary in the foregoing, if there are any reasonable information requests made by the Seller which are outstanding as of the date that is five (5) Business Days prior to the date on which the Review Period would expire, the Review Period will automatically extend to the date that is five (5) Business Days after the last such request is reasonably satisfied.

(ii)           If the Seller does not deliver to the Purchaser a written statement (a “Notice of Disagreement”) describing any objections the Seller has to the Post-Closing Total Financial Adjustment Amount Calculation Form (including reasonable detail of each item or amount in dispute, along with reasonable detail of the basis therefor) on or before the final day of the Review Period (as it may be extended), then the Seller shall be deemed to have irrevocably accepted the Post-Closing Total Financial Adjustment Amount Calculation Form, and the Total Financial Adjustment Amount set forth in the Post-Closing Total Financial Adjustment Amount Calculation Form delivered to the Seller shall be deemed to be final and binding for purposes of the adjustment contemplated by Section 2.5(c). If the Seller delivers to the Purchaser a Notice of Disagreement on or before the final day of the Review Period, then only those matters specified in such Notice of Disagreement shall be deemed to be in dispute (such matters, the “Disputed Items”), and the Purchaser and the Seller shall consult in good faith to attempt to resolve in writing the Disputed Items within thirty (30) days after the Purchaser’s receipt of the Notice of Disagreement (the “Resolution Period”). During the Resolution Period, the Purchaser shall grant the Seller and its Representatives the same access to its Affiliates’ relevant personnel and Representatives and relevant financial information as during the Review Period. If the Purchaser and the Seller reach a resolution with respect to any Disputed Items on or before the final day of the Resolution Period, then such resolution on such Disputed Items shall be final and binding among the Parties, and if the Purchaser and the Seller reach a resolution on all Disputed Items, then the Total Financial Adjustment Amount so agreed shall be final and binding for purposes of the adjustment contemplated by Section 2.5(c).

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(iii)         If the Purchaser and the Seller do not reach a resolution of all Disputed Items by the end of the Resolution Period, then the Seller and the Purchaser shall retain the Neutral Accounting Firm (including by executing a customary agreement with the Neutral Accounting Firm in connection with its engagement) and submit any such unresolved Disputed Items (the “Unresolved Objections”) to the Neutral Accounting Firm for resolution in accordance with this Section 2.5(b)(iii). If the accounting firm designated in the definition of “Neutral Accounting Firm” declines or does not timely accept its engagement under this Section 2.5(b)(iii), then each of the Seller and the Purchaser may request that the ICC International Centre for ADR appoints in accordance with the Rules for the Appointment of Experts and Neutrals of the International Chamber of Commerce another nationally recognized accounting firm to act as the Neutral Accounting Firm. The Neutral Accounting Firm shall be instructed to, and shall (A) make a final determination on an expedited basis with respect to each of the Unresolved Objections (and only the Unresolved Objections, except to the extent that the resolution of an Unresolved Objection has an implication on the determination of another item) that is (I) consistent with the terms of this Agreement, (II) within the range of the respective positions taken by each of the Seller and the Purchaser, and (III) based solely on written submissions by the Purchaser and the Seller with respect to the Unresolved Objections to the Neutral Accounting Firm as soon as reasonably practicable after submission of the Unresolved Objections to the Neutral Accounting Firm, and presentations made by each of the Purchaser and the Seller to the Neutral Accounting Firm; and (B) prepare and deliver to the Seller and the Purchaser a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Unresolved Objection (the “Accounting Firm’s Report”). The Seller and the Purchaser shall provide the Neutral Accounting Firm with such financial and other relevant information of the Seller and the Purchaser (and their respective Affiliates) as the Neutral Accounting Firm shall reasonably request for purposes of making its final determination with respect to the Unresolved Objections, and the Seller and the Purchaser shall otherwise reasonably cooperate with the Neutral Accounting Firm in connection therewith. All information (including any written submissions, presentation materials and answers to questions from the Neutral Accounting Firm) and correspondence submitted by the Seller or the Purchaser to the Neutral Accounting Firm must be concurrently delivered to the other Party. Neither the Purchaser nor the Seller, nor any of their respective Representatives, shall meet or discuss any substantive matters with the Neutral Accounting Firm without the other party or its Representatives present or having the opportunity following at least three (3) Business Days’ advance written notice to be present, either in person or by telephone or videoconference. The Seller and the Purchaser agree that (x) the Neutral Accounting Firm’s determination with respect to each Unresolved Objection as reflected in the Accounting Firm’s Report shall be deemed to be final, conclusive and binding among the Parties, (y) the Post-Closing Total Financial Adjustment Amount Calculation Form, as modified by any changes thereto in accordance with the Accounting Firm’s Report (and, if applicable, any resolutions on Disputed Items reached by the Parties pursuant to Section 2.5(b)(ii)), shall be deemed to be final, conclusive and binding for purposes of the adjustment contemplated by Section 2.5(c) and (z) the procedures set forth in this Section 2.5 shall be the sole and exclusive remedy with respect to the final determination of the Total Financial Adjustment Amount. The dispute resolution by the Neutral Accounting Firm under this Section 2.5(b)(iii) shall constitute an expert determination and shall not constitute an arbitration.

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(iv)          The Seller and the Purchaser shall each (A) pay their own costs and expenses incurred in connection with this Section 2.5 and (B) be responsible for the fees and expenses of the Neutral Accounting Firm in connection with this Section 2.5 on a pro rata basis based upon the inverse of the degree (measured in Dollars) to which the Neutral Accounting Firm has accepted the respective positions of the Seller and the Purchaser (which shall be determined by the Neutral Accounting Firm and set forth in the Accounting Firm’s Report). For purposes of clarity, if the Neutral Accounting Firm determines that it accepted seventy percent (70%) of the position of the Seller, then the Seller shall be responsible to pay thirty percent (30%) of the fees and expenses of the Neutral Accounting Firm and the Purchaser shall be responsible to pay the remaining seventy percent (70%) of such fees and expenses.

(c)            Adjustments of the Closing Payment.

(i)             If the Seller-Determined Total Financial Adjustment Amount, as previously determined by the Seller pursuant to Section 2.3(b), exceeds the Total Financial Adjustment Amount, as finally determined in accordance with the foregoing provisions of this Section 2.5, by more than $100,000, then, within five (5) Business Days after the final determination of the Total Financial Adjustment Amount pursuant to this Section 2.5, the Seller shall pay an amount equal to the entire amount by which the Seller-Determined Total Financial Adjustment Amount exceeds the amount of the Total Financial Adjustment Amount, as finally determined in accordance with the foregoing provisions of this Section 2.5.

(ii)           If the Total Financial Adjustment Amount, as finally determined in accordance with the foregoing provisions of this Section 2.5, exceeds the Seller-Determined Total Financial Adjustment Amount, as previously determined by the Seller pursuant to Section 2.3(b), by more than $100,000, then, within five (5) Business Days after the final determination of the Total Financial Adjustment Amount pursuant to this Section 2.5, the Purchaser shall pay an amount equal to the entire amount by which the Total Financial Adjustment Amount, as finally determined in accordance with the foregoing provisions of this Section 2.5, exceeds the Seller-Determined Total Financial Adjustment Amount.

(iii)         If the Total Financial Adjustment Amount, as finally determined in accordance with the foregoing provisions of this Section 2.5, neither exceeds the Seller-Determined Total Financial Adjustment Amount, nor falls short of the Seller-Determined Total Financial Adjustment Amount, by more than $100,000, then there will be no adjustment pursuant to this Section 2.5(c) and the Closing Payment will be deemed to be the Purchase Price.

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Article III
Warranties of the Seller

The Seller hereby warrants to the Purchaser that the following statements are true and correct as of the date hereof and as of the Closing Date (except to the extent such warranties are stated to relate to a specified time, date or period, in which case such warranties only need to be true and correct as of such specified time, date or period):

Section 3.1           Organization and Authority of the Seller. The Seller is a limited liability company (société à responsabilité limitée) duly organized, validly existing and in good standing under the laws of the Grand Duchy of Luxembourg and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

Section 3.2           Organization and Existence of the Acquired Companies. Each Acquired Company is an entity duly organized, validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization.

Section 3.3           Title; Capitalization of the Acquired Companies.

(a)            The Seller has good and valid title to all Purchased Shares, free and clear of all Liens (other than Liens that will be released at or prior to the Closing). The Purchased Shares constitute all of the Equity Interests in the Company. The Purchased Shares have been duly authorized, validly issued, fully paid and are non-assessable and have not been issued in violation of any preemptive rights. There are no voting trusts, irrevocable proxies or other Contracts to which the Seller is a party or is bound with respect to the voting or consent of any of the Purchased Shares.

(b)           Schedule 3.3(b) sets forth (i) the jurisdiction of organization of each Acquired Subsidiary, (ii) the issued and outstanding Equity Interests in each Acquired Subsidiary, and (iii) the record and beneficial owner thereof.

Section 3.4           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement for which any Acquired Company is responsible.

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Section 3.5           Anti-Corruption, AML, and Sanctions. None of the Seller or, to the Seller’s knowledge, any of its Representatives or any other Person acting for or on behalf of the foregoing (collectively, the “Seller Covered Persons”) is a target of any sanctions administered or enforced by the United States government, including the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the U.S. Department of State, the United Kingdom, the European Union (or any of its member states) or the United Nations Security Council, or any other relevant sanctions authority with jurisdiction over the Seller (collectively, “Sanctions”). The operations of the Seller have been conducted in compliance in all material respects with applicable Sanctions, anti-corruption, anti-money laundering (“AML”) and anti-terrorism financing (“ATF”) Laws of all jurisdictions in which it operates. Neither the Seller nor, to the Seller’s knowledge, any Seller Covered Person has offered, promised, given, or authorized the offer, promise, or giving, of any compensation, payment or anything of value, directly or indirectly, to any Person, including any government official, for the purpose of influencing or inducing any act or decision in connection with the transactions contemplated by this Agreement, in each case, in violation of applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act.

Article IV
Warranties of the Purchaser

The Purchaser hereby warrants to the Seller that the following statements are true and correct as of the date hereof and as of the Closing Date (except to the extent such warranties are stated to relate to a specified time, date or period, in which case such warranties only need to be true and correct as of such specified time, date or period):

Section 4.1           Organization and Authority of the Purchaser. The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

Section 4.2           Financing. The Purchaser will have, at the Closing, cash sufficient to consummate the transactions contemplated by this Agreement, including to pay the Purchase Price and any and all fees and expenses of the Purchaser related to the transactions contemplated by this Agreement and to satisfy all of the other payment obligations of the Purchaser contemplated hereunder.

Section 4.3           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any of its Representatives.

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Section 4.4           Anti-Corruption, AML, and Sanctions. None of the Purchaser or, to the Purchaser’s knowledge, any of its Representatives or any other Person acting for or on behalf of the foregoing (collectively, the “Purchaser Covered Persons”) is a target of any Sanctions. The operations of the Purchaser have been conducted in compliance in all material respects with applicable Sanctions, anti-corruption, AML and ATF Laws of all jurisdictions in which it operates and no portion of the Purchase Price is derived from any activity in violation of applicable Sanctions, anticorruption, AML or ATF Laws. Neither the Purchaser nor, to the Purchaser’s knowledge, any Purchaser Covered Person has offered, promised, given, or authorized the offer, promise, or giving, of any compensation, payment or anything of value, directly or indirectly, to any Person, including any government official, for the purpose of influencing or inducing any act or decision in connection with the transactions contemplated by this Agreement, in each case, in violation of applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act.

Article V
Covenants

Section 5.1           Conduct of Business. From the date hereof and until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article VIII (the “Pre-Closing Period”), except (w) as contemplated by this Agreement (including Section 5.7), (x) as set forth in Schedule 5.1, (y) as required by applicable Law or (z) as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)            the Seller shall cause the Acquired Companies to operate their business in the ordinary course of business (it being understood that mining operations at the Çöpler gold mine have been suspended and only remediation and care and maintenance work has been conducted at the Çöpler gold mine since the Çöpler Incident); provided that no action or inaction by an Acquired Company with respect to any matters specifically addressed by any clause of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action or inaction would constitute a breach of such clause of Section 5.1(b); and

(b)           the Seller shall not, and shall cause the Acquired Companies not to:

(i)             issue, split, combine, recapitalize, subdivide or reclassify any Equity Interests in any Acquired Company;

(ii)           adopt any amendments to the organizational documents of any Acquired Company;

(iii)         materially breach the terms of any licenses or permits of the Acquired Companies in a manner materially detrimental to the Acquired Companies;

(iv)          merge or consolidate with any other Person, or restructure, reorganize or adopt a plan or agreement of liquidation, dissolution, merger, consolidation or other reorganization;

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(v)           enter into, modify or terminate any material contract or any contract affecting a material part of its business, other than any contract involving aggregate payments of less than $100,000 over the remaining life of such contract;

(vi)          create a Lien in respect of any of the material assets of the Acquired Companies or give any guarantees or indemnities in favor of a third party;

(vii)        hire or dismiss any key operational employees;

(viii)      borrow money or incur any indebtedness (other than shareholder loans that will be repaid or capitalized prior to the Closing in accordance with Section 5.7);

(ix)          grant any loan, advance or capital contribution to any other Person;

(x)           initiate, discharge or settle any litigation, arbitration or dispute in which any Acquired Company is involved as a plaintiff or defendant for an amount in excess of $100,000;

(xi)          declare, make or pay any dividend or other distribution;

(xii)        sell or acquire any material assets or business;

(xiii)      except with respect to the Taxes or any Tax return of any consolidated group of which the Company and the Seller are members prior to the Closing: (I) make any material Tax election; (II) settle or compromise any material claim or assessment relating to Taxes; (III) change (or request to change) any method of accounting; or (IV) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than an extension or waiver arising as a result of obtaining an extension of time to file a Tax return); or

(xiv)       agree or commit to take any of the actions specified in this Section 5.1(b).

Section 5.2           Access to Information.

(a)            During the Pre-Closing Period, the Seller shall, and shall cause the Acquired Companies and its and their Representatives to, (i) afford the Purchaser and its Representatives reasonable access to the offices, properties and books and records of the Acquired Companies and (ii) furnish to the Purchaser such additional financial and operating data and other information regarding the Acquired Companies (or copies thereof) as the Purchaser may from time to time reasonably request; provided that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller’s or the Acquired Companies’ personnel and in such a manner as not to interfere with the normal operations of the Acquired Companies. Notwithstanding the foregoing, the Seller shall not be required to disclose or cause to be disclosed any information to the Purchaser if such disclosure would, in the Seller’s reasonable discretion, (A) cause significant competitive harm to the Acquired Companies if the Sale is not consummated, (B) jeopardize any attorney-client or other legal privilege or (C) contravene any applicable Laws (including any antitrust, data privacy or data security Law) or Contract (clauses (A) through clause (C), the “Disclosure Exceptions”).

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(b)           In order to facilitate the resolution of any claims made against or by the Seller (or any of its Retained Affiliates) relating to any Acquired Company or their business, Taxes or for any other legitimate business purpose, for a period of five (5) years after the Closing, the Purchaser shall (i) cause the retention of the books and records relating to the Acquired Companies relating to periods prior to the Closing, and (ii) upon reasonable notice, subject to the execution of a confidentiality undertaking by the Seller that is reasonably acceptable to the Purchaser, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records. Notwithstanding the foregoing, the Purchaser shall not be required to disclose any information to any Seller if such disclosure is subject to a Disclosure Exception; provided that, if the Purchaser does not provide or cause to be provided access or information in reliance on a Disclosure Exception, then the Purchaser shall (I) promptly provide written notice to the Seller stating that it is withholding information in reliance thereon and (II) take reasonable actions or implement disclosure arrangements in order to make information available to the Seller or a Representative of the Seller to the extent reasonably possible, taking into account the applicable Disclosure Exception.

Section 5.3           Confidentiality. The terms of the letter agreement, dated as of February 28, 2026 (the “Confidentiality Agreement”), by and between SSR Mining and Cengiz Holding, are hereby incorporated herein by reference and shall continue in full force and effect until the consummation of the Closing, at which time such Confidentiality Agreement (other than Sections 5, 9 and 10 and the “Miscellaneous” provisions of the Confidentiality Agreement) and the obligations of the Purchaser under this Section 5.3 shall automatically terminate in respect of the portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively related to the Acquired Companies or the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

Section 5.4           Regulatory Approvals.

(a)            The Purchaser shall timely seek, and use commercially reasonable efforts to obtain, all consents of Governmental Authorities that are required for the consummation of the Sale (which shall not include, for the avoidance of doubt, any approval of the issuance of any permit or license related to the operations of the Çöpler mine following the Closing). In furtherance and not in limitation of the foregoing, the Purchaser shall, and shall cause its applicable Affiliates to, within 10 days following the date of this Agreement, make all appropriate filings with the Turkish General Directorate of Mining and Petroleum Affairs necessary to seek approval of the Sale under the Turkish Mining Law. The Seller shall use commercially reasonable efforts to cooperate with and assist the Purchaser to obtain such consents of Governmental Authorities by timely providing all such information, records and documents relating to the Acquired Companies that the Seller possesses and as are reasonably required from time to time for such purposes. The Purchaser shall pay all fees payable to any Governmental Authority in connection with any consent of a Governmental Authority needed for the consummation of the Sale. Each Party shall (and shall cause its Representatives to) comply with applicable Law in obtaining any such consents.

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(b)           Each Party shall (i) keep the other Party apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated hereby, including promptly notifying the other Party of any communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the transactions contemplated hereby and (ii) permit the other Party to review in advance (and to consider any comments made by the other Party in relation to) any proposed communication by such Party to any Governmental Authority relating to such matters. Subject to the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. Subject to the Confidentiality Agreement, the Parties shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (A) to remove references concerning the valuation of the Acquired Companies, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 5.5           Retained Names. Within 120 days following the Closing Date, the Purchaser shall cause (a) the Acquired Companies to cease and discontinue any and all use of the names “Alacer” or “SSR Mining” and all other marks that may be confusingly similar thereto (collectively, the “Retained Names”) and (b) any Acquired Company whose company name contains a Retained Name to be renamed to a company name that does not contain a Retained Name. The Seller hereby grants to each Acquired Company a limited, non-exclusive, non-transferable, non-sublicensable and royalty-free license to use the Retained Names solely during such 120-day period and solely as such Retained Names were used by the Acquired Companies immediately prior to the Closing.

Section 5.6           Director and Officer Indemnification.

(a)            The Purchaser agrees that all rights to indemnification, Liability limitation and exculpation now existing in favor of the directors, officers, employees and agents of any Acquired Company (as provided in the applicable Acquired Company’s organizational documents in effect as of the date of this Agreement or any indemnification, Liability limitation or exculpation agreement between an Acquired Company and any of its directors, officers, employees or agents) with respect to any matters occurring prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect following the Closing. Following the Closing, the Purchaser shall cause the Acquired Companies to perform all such indemnification obligations (including advancements of indemnification, if and to the extent applicable) and the Purchaser hereby guarantees the payment and performance by the Acquired Companies of such obligations.

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(b)           If, following the Closing, the Purchaser, any Acquired Company or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person, and the Purchaser, such Acquired Company or successor or assign (as applicable) shall not be the continuing or surviving corporation or entity in such proposed transaction or (ii) transfer all or substantially all of its properties or assets to any Person, then, in each case, proper provision shall be made (to the extent that such indemnification, Liability limitations or exculpation obligations do not become binding on the successor or assignee by operation of Law) prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Purchaser, such Acquired Company or any prior successor or assign of the Purchaser or such Acquired Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification, Liability limitations and exculpation obligations set forth in this Section 5.6.

Section 5.7           Termination of Related Party Transactions. Prior to the Closing, the Seller shall cause all Contracts and all other transactions between an Acquired Company, on the one hand, and the Seller or any of its Retained Affiliates, on the other hand, to be terminated and settled and all Liabilities of any Acquired Company thereunder to be fully discharged as of no later than immediately prior to the Closing (it being understood that any existing shareholder loan obligations and other inter-company payable owed by an Acquired Company to the Seller or any of its Retained Affiliates in the amount of currently approximately $471 million are intended to be discharged through conversions into equity no later than immediately prior to the Closing). The Purchaser acknowledges and agrees that the Acquired Companies owe indebtedness to Aktifbank (a bank affiliated with Lidya Madencilik Sanayi ve Ticaret A.Ş.), which indebtedness will not be paid off or discharged prior to the Closing.

Section 5.8           Consents. The Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts to which an Acquired Company is a party and such consents may not have been obtained. Prior to the Closing, the Seller shall, and shall cause the Acquired Companies to, seek, and use commercially reasonable efforts to obtain, any such consents; provided, however, that nothing in this Section 5.8 shall require the Seller or any Acquired Company to (a) expend any money to obtain any such consent, (b) commence any Legal Proceeding or arbitration, or (c) offer or grant any accommodation (financial or otherwise) to any third party. The Purchaser agrees and acknowledges that the Seller shall have no Liability whatsoever to the Purchaser (and the Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof.

Section 5.9           Retention of Claims. The Parties acknowledge and agree that the Retained Claims shall not form part of the Purchaser’s acquisition of the Acquired Companies and all recoveries arising out of the Retained Claims shall be for the benefit of the Seller and its Retained Affiliates. The Parties further acknowledge and agree that (a) to the extent any Acquired Company has any right to the Retained Claims, the Seller shall use commercially reasonable efforts to transfer any such right to the Seller or a Retained Affiliate prior to the Closing and obtain any necessary insurer consents or acknowledgments for such transfer, (b) the Seller or a Retained Affiliate shall prosecute the Retained Claims for the benefit of the Seller and its Retained Affiliates at their own expense, (c) the Purchaser shall, at the Seller’s expense, reasonably cooperate with the Seller (or its applicable Retained Affiliate) to enable the Seller (or its applicable Retained Affiliate) to efficiently prosecute the Retained Claims (including by granting the Seller access to relevant books and records or by granting access to, and making available, employees of the Acquired Companies as witnesses), (d) in the event

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the aforementioned transfer of the Retained Claims is not completed prior to the Closing or is determined to be legally invalid, the Purchaser shall reasonably cooperate with the Seller to enable the Seller (or its applicable Retained Affiliate) to prosecute the Retained Claims on behalf of Anagold, and (e) in case any insurance proceeds are paid out to Anagold or any of its Affiliates, the Purchaser shall cause to be paid over such insurance proceeds to the Seller or its applicable Retained Affiliate as promptly as reasonably practicable.

Section 5.10        Services Agreement. Within ten (10) Business Days after the date of this Agreement, the Seller shall prepare and deliver to the Purchaser a draft of the Services Agreement with respect to the transition services to be provided by the Seller or one or more of its Retained Affiliates to one or more of the Acquired Companies (which draft shall also identify the contemplated parties thereto). Thereafter and prior to the Closing, the Parties shall negotiate the terms of the Services Agreement in good faith; provided that (a) the Services Agreement shall only cover services that were provided by the Seller and its Retained Affiliates to the Acquired Companies during the 12-month period prior to the Closing (and in no greater volume than provided during such period), that are reasonably necessary for the Acquired Companies to continue to conduct their business after the Closing substantially in the form conducted prior to the Closing (except that no tax or legal advice or any service that would require the consent of a Governmental Authority or that would be prohibited by Law shall be provided under the Services Agreement) and that cannot readily be replaced otherwise, (b) the fees to be paid by the Acquired Companies for the services under the Services Agreement shall be the Seller’s and its Retained Affiliates’ cost of providing such services plus 10% (with related third-party expenses being passed through to the Acquired Companies) to be billed from time to time (but no more than monthly) in arrears, (c) the services provided under the Services Agreement shall not exceed a six month duration, unless otherwise agreed by the Seller, and such services may be terminated, in whole or in part, prior to the end of the contemplated term by the Purchaser upon providing a reasonable notice to the Seller, and (d) the Services Agreement and its terms shall be in a form customary for transition services provided in connection with M&A transactions (including with respect to customary indemnities and liability limitations).

Article VI
Conditions to Closing

Section 6.1           Conditions to Obligations of Each Party. The respective obligations of each Party hereunder to consummate the Sale shall be subject to the fulfillment (or, if legally permissible, mutual written waiver by the Seller and the Purchaser), prior to or at the Closing, of the following condition:

(a)            The (i) governmental consents described on Schedule 6.1(a)(i) and (ii) the third-party consents set forth on Schedule 6.1(a)(ii) shall have been obtained.

(b)           No Governmental Order or Law that prohibits the consummation of the Sale shall be in effect.

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Section 6.2           Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Sale shall be subject to the fulfillment (or written waiver by the Purchaser), prior to or at the Closing, of the following condition: the SSR Signing Representations shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent that any such SSR Signing Representation in Section 4.2(e) or 4.2(g) of the MoU was made of an earlier date, in which case such SSR Signing Representation only needs to have been true and correct, in all material respects, as of such earlier date).

Section 6.3           Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to comply with or use the efforts required pursuant to this Agreement to cause the Closing to occur.

Article VII
Survival; Exclusion of Liability and Release

Section 7.1           Survival of Warranties and Covenants.

(a)            None of the SSR Signing Representations shall survive the Closing for any purpose and, following the Closing, there shall be no Liability on the part of the Seller or its Representatives with respect to the SSR Signing Representations.

(b)           After the Closing, there shall be no Liability on the part of, nor shall any claim be made by, any Party or any of their respective Representatives in respect of any covenant or agreement to be performed prior to the Closing. The covenants and agreements that contemplate actions (or inaction) to be taken (or not taken) after the Closing shall survive in accordance with their terms.

Section 7.2           Exclusion of Liability and Release.

(a)            The Purchaser (i) acknowledges and agrees that other than the warranties expressly made by the Seller in Article III, none of the Seller, any of the Seller’s Representatives or any other Person has made or makes any warranty, written or oral, express or implied, at law or in equity, with respect to the Acquired Companies or their operations, assets, condition (financial or otherwise) or prospects, including any warranty as to (A) merchantability or fitness for a particular use or purpose, (B) the operation or probable success or profitability of the Acquired Companies or their business following the Closing, (C) any projections, estimates or budgets of future revenues, future results of operations, or (D) the accuracy or completeness of any information regarding the Acquired Companies or their business made available to the Purchaser and its Representatives in connection with this Agreement or its investigation of the Acquired Companies or their business, (ii) confirms that it conducted its own independent investigation, review and analysis of the Acquired Companies and their business, (iii) warrants that it is not relying on any warranties or other information or material made available to the Purchaser other than the warranties set forth in Article III, and (iv) agrees that it will have no right or remedy (and the Seller and its Representatives will have no Liability whatsoever) arising out of, and it expressly disclaims any reliance upon, any warranty or other statement made by, on behalf of or relating to the Seller, any of its Representatives or the Acquired Companies, except in the case of actual and deliberate fraud by the Seller with respect to the warranties made by the Seller in Article III.

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(b)           Effective as of the Closing, the Purchaser, on behalf of itself and its Affiliates, hereby irrevocably and unconditionally releases and forever discharges the Seller and its Retained Affiliates and its and their respective officers, directors and employees (collectively, the “Released Parties”) from, and agrees not to, and to cause its Affiliates (including the Acquired Companies) not to, assert any claim or bring any Legal Proceeding against any Released Party with respect to any Liability (whether at law or in equity or granted by statute) arising out of, relating to, or accruing from (i) the organization, management or operation of an Acquired Company or their business relating to any matter, occurrence, action or activity on or prior to the Closing (including the Çöpler Incident), (ii) any covenant required to be performed by the Seller prior to the Closing, (iii) any inaccuracy or breach of any warranty in this Agreement, or (iv) any information (whether written or oral), documents or materials furnished in connection with the Sale; provided, however, that nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect claims (A) against the Seller for actual and deliberate fraud by the Seller with respect to the warranties made by the Seller in Article III, or (B) claims under this Agreement (to the extent such claims survive the Closing pursuant to the terms hereof).

Article VIII
Termination

Section 8.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by either Party, if the Closing shall not have occurred on or before July 22, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)           by either Party in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable;

(c)            by the Seller, upon written notice to the Purchaser, if the Purchaser shall have materially breached any of its warranties, covenants or other agreements contained in this Agreement, which breach (i) cannot be cured within 21 days or (ii) if capable of being cured within 21 days, shall not have been cured by the earlier of the Outside Date and 21 days after the giving of written notice by the Seller to the Purchaser specifying such breach; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Seller is then in material breach of any of its warranties, covenants or other agreements contained in this Agreement;

(d)           by the Purchaser, upon written notice to the Seller, if the Seller shall have materially breached any of its warranties, covenants or other agreements contained in this Agreement, which breach (i) cannot be cured within 21 days or (ii) if capable of being cured within 21 days, shall not have been cured by the earlier of the Outside Date and 21 days after the giving of written notice by the Purchaser to the Seller specifying such breach; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Purchaser is then in material breach of any of its warranties, covenants or other agreements contained in this Agreement; or

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(e)            by the mutual written consent of the Seller and the Purchaser.

Section 8.2           Treatment of Escrow Funds Amount. Notwithstanding anything to the contrary herein:

(a)            if this Agreement is validly terminated by either Party pursuant to Section 8.1(a) solely as the result of the failure to obtain the consent set forth in item #1 of Schedule 6.1(a)(ii), then Cengiz Holding shall be entitled to the full amount of the Escrow Funds Amount and, within five (5) Business Days thereof, SSR Mining and Cengiz Holding shall deliver instructions to the Escrow Agent to release the Escrow Funds Amount accordingly;

(b)           if this Agreement is validly terminated by the Purchaser pursuant to Section 8.1(d), then (i) Cengiz Holding shall be entitled to the full amount of the Escrow Funds Amount and, within five (5) Business Days thereof, SSR Mining and Cengiz Holding shall deliver instructions to the Escrow Agent to release the Escrow Funds Amount accordingly, and (ii) within five (5) Business Days thereof, the Seller shall pay Cengiz Holding liquidated damages in the amount of $50,000,000 (the Parties acknowledging that such amount represents a genuine pre-estimate of the Purchaser’s loss caused by the failure to complete the transactions contemplated by this Agreement); or

(c)            if this Agreement is validly terminated under any other circumstances, then Cengiz Holding and either: (i) Alacer Gold Holdings, or (ii) the Seller, if the Escrow Agreement has been amended prior to the Closing to add the Seller as a party, shall each be entitled to 50% of the Escrow Funds Amount and, within five (5) Business Days thereof, SSR Mining and Cengiz Holding shall instruct the Escrow Agent to release the Escrow Funds Amount accordingly (and the Parties acknowledge and agree that such 50% of the Escrow Funds Amount released to the Seller (or Alacer Gold Holdings, as the case may be) represents a genuine pre-estimate of the Seller’s loss caused by the failure to complete the transactions contemplated by this Agreement).

Section 8.3           Effect of Termination. In the event of termination of this Agreement in accordance with Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party; provided that (a) the provisions set forth in Article I, Section 5.3, Section 7.1(a), Section 7.2(a), Section 8.2, this Section 8.3 and Article X shall remain in effect, and (b) nothing herein shall relieve any Party from Liability for any breach of this Agreement occurring prior to such termination (except that full or partial receipt of the Escrow Funds Amount by a Party (or its relevant Affiliate) in accordance with Section 8.2 (and, in the case of Section 8.2(b), receipt by Cengiz Holding of the payment of $50,000,000) shall be the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) of such Party (and its Affiliates) in the circumstances under which such Party (or its relevant Affiliate) is entitled to full or partial disbursement of the Escrow Funds Amount pursuant to Section 8.2 (and, in the case of Section 8.2(b), receipt by Cengiz Holding of the payment of $50,000,000)).

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Article IX
Seller Parent Guarantee

Section 9.1           Seller Parent Guarantee. As a material inducement to the Purchaser to enter into this Agreement and in recognition of the substantial direct and indirect benefits to accrue to SSR Mining as a result of the transactions contemplated by this Agreement, SSR Mining hereby absolutely, irrevocably and unconditionally guarantees to the Purchaser the due and punctual performance by the Seller of the Seller’s obligations under this Agreement. SSR Mining’s liabilities hereunder are absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the terms and conditions of this Agreement that may be agreed to by the Seller hereto in accordance with the terms of this Agreement. SSR Mining agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Purchaser to assert any claim or demand or to enforce any right or remedy against the Seller or (b) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against the Seller. Notwithstanding anything to the contrary contained in this Section 9.1 or otherwise, the Purchaser hereby agrees that SSR Mining shall have all defenses to its obligations under this guarantee that would be available to the Seller in respect of this Agreement, whether pursuant to the terms of this Agreement or pursuant to any applicable Law in connection therewith.

Article X
General Provisions

Section 10.1        Payments. Any payments to be made by any Party under this Agreement shall be made by irrevocable wire transfer on the relevant due date with value on that date in immediately available funds and without any deduction for costs or charges to the bank account set forth on Schedule 10.1 or such bank account hereafter designated by the recipient Party at least two (2) Business Days before the relevant payment becomes due and payable.

Section 10.2        Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.3        Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally by hand or by overnight courier or other delivery method or when sent by electronic mail transmission (provided that, in the case of electronic mail transmission, either receipt of such electronic mail is acknowledged by the applicable recipient or a confirmatory hardcopy is sent without undue delay by an internationally recognized courier service), in each case, to the following physical and electronic mail addresses (or to such other physical and electronic mail address as a Party may have specified by notice pursuant to this provision):

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(a)            If to the Seller or SSR:

SSR Mining Inc.
6900 E. Layton Avenue, Ste. 1300
Denver, CO 80237
United States of America
Attn: General Counsel
E-Mail: eric.gunning@ssrmining.com

With a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP
599 Lexington Avenue
New York, NY 10022
United States of America
Attn: George Karafotias and Cody Wright
E-Mail: gkarafotias@aoshearman.com; and

cody.wright@aoshearman.com

(b)           If to the Purchaser or Cengiz Holding:

Cengiz Holding Anonim Şirketi
Altunizade Mahallesi Kısıklı Caddesi No.37
Üsküdar/İstanbul
Türkiye
Attn: Asım Akbaş
E-Mail: asim.akbas@cengiz.com.tr

With a copy (which shall not constitute notice) to:

Cengiz Holding Anonim Şirketi
Altunizade Mahallesi Kısıklı Caddesi No.37
Üsküdar/İstanbul
Türkiye
Attn: Mehmet Gokhan Kartal, Legal Director
E-Mail: MehmetGokhan.Kartal@cengiz.com.tr

Section 10.4        Public Announcements.

(a)            Each of the Parties shall, and shall cause its Representatives to, (i) keep the existence and contents of this Agreement, the negotiations between the Parties, any documents shared or created in relation to the Sale, and information relating to or supplied by the other Party (or any of the other Party’s Representatives), strictly confidential and, (ii) except as required by Law or regulation or applicable stock exchange rules, not disclose them to any person other than such Party’s Representatives as well as such Party’s financiers, insurers and potential financiers and insurers (and then only on the basis that it is treated as strictly confidential). For the avoidance of doubt, the Parties acknowledge that SSR Mining may disclose the execution of this Agreement and the material terms and conditions set forth herein through a public filing to be made with the SEC and the Canadian Securities Administrators via SEDAR+, which may include the public filing of a description of the terms and a copy of this Agreement.

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(b)           Each of the Seller and SSR Mining, on the one hand, and the Purchaser and Cengiz Holding, on the other hand, shall be liable and indemnify and hold harmless the other for the losses and damages that it has caused the other (or their Affiliates) to suffer as a result or consequence of such first Party’s failure to comply with its confidentiality obligations under this Section 10.4.

Section 10.5        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.6        Entire Agreement. This Agreement, the Escrow Agreement and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings (including the MoU), both written and oral, among the Parties or any of their Affiliates with respect to the subject matter hereof and thereof.

Section 10.7        Assignment. Except as provided in this Section 10.7, no Party shall assign, transfer, declare a trust over, charge, or otherwise dispose of or deal with this Agreement or any part hereof, or any of its rights or obligations hereunder, without the prior written consent of the other Parties. It is understood and agreed that Cengiz Holding intends that an Affiliate of Cengiz Holding (the “Purchaser AcquireCo”) will acquire the Purchased Shares and pay the Purchase Price, and, following delivery by the Purchaser to the Seller of customary “know your customer” / AML information with respect to the Purchaser AcquireCo, Cengiz Holding may assign certain rights and obligations under this Agreement as the Purchaser (but not, for the avoidance of doubt, those rights and obligations specifically identified as rights and obligations of “Cengiz Holding” hereunder) to the Purchaser AcquireCo prior to the Closing by delivering an executed “Assignment and Assumption Agreement” in substantially the form attached hereto as Exhibit D.

Section 10.8        Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, all of the Parties, or (b) by a waiver in accordance with Section 10.9.

Section 10.9        Waiver. Any term or condition of this Agreement may be waived at any time by the Party or Parties that is or that are entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on

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any future occasion. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

Section 10.10     No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

Section 10.11     Governing Law. This Agreement, all contractual and non-contractual obligations and all claims arising out of, or relating to, this Agreement or the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the Laws of England & Wales.

Section 10.12     Arbitration. Any and all disputes arising out of, relating to, or in connection with this Agreement or its validity or termination shall be finally resolved by arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “Rules”). The arbitral tribunal shall consist of three arbitrators. Each side shall nominate its arbitrator in accordance with the Rules. The two party-nominated arbitrators shall nominate the third arbitrator within 30 days of the date on which the second arbitrator is confirmed. In the event either party fails to nominate an arbitrator or the two party-nominated arbitrators fail to nominate the third arbitrator, the appointments shall be made by the ICC in accordance with the Rules. The seat of the arbitration shall be London, England. The procedural law governing the arbitration and this arbitration agreement shall be the laws of England & Wales. The language of the arbitral proceedings shall be English. To the extent permitted, the parties waive their right of appeal. Judgment on the award rendered by the arbitral tribunal may be entered in any court having jurisdiction thereof.

Section 10.13     Specific Performance. The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each Party further acknowledges that a breach or violation of this Agreement cannot be sufficiently remedied by money damages alone and, accordingly, each Party shall be entitled, without the need to post a bond or other security, in addition to damages and any other remedies provided at law or in equity, to specific performance, injunctive and other equitable relief to enforce or prevent any violation. Each Party agrees not to oppose the granting of such equitable relief, and to waive, and to cause its representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

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Section 10.14     Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then, except as set forth in Article IX, only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any Liability for any obligations or Liabilities of any Party under this Agreement or for any Legal Proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.15     Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ALACER GOLD CORP. S.À R.L.

By:	/s/ Eric Gunning
Name: Eric Gunning Title: Class A Manager

SSR MINING INC.

By:	/s/ Michael Sparks
Name: Michael Sparks Title: EVP, Chief Financial Officer

CENGIZ HOLDING A.Ş.

By:	/s/ Mehmet Cengiz
Name: Mehmet Cengiz Title: Chairman

[Signature Page to the Share Purchase Agreement]

Schedule 1.1

Acquired Subsidiaries

Schedule 3.3(b)

Acquired Subsidiaries Equity Interests

Schedule 5.1

Exceptions to Conduct of Business

Schedule 6.1(a)(i)

Required Governmental Consents

Schedule 6.1(a)(ii)

Required Third Party Consents

Schedule 10.1

Seller Bank Account

 EXHIBIT A

MEMORANDUM OF UNDERSTANDING

EXHIBIT B

TOTAL FINANCIAL ADJUSTMENT AMOUNT CALCULATION FORM

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT